Exhibit 99.1

Memorandum

To:	Members of the Board of Directors and Executive Officers

From:	Mary T. Afflerbach	Dept./Ext.:	Corp. Secretary’s Office/16807

Date:	24 June 2016

Subject:	Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions

This notice informs you of an impending “blackout period” under the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”), during which you will be prohibited from engaging in transactions involving equity securities of Air Products and Chemicals, Inc. (the “Company”) that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period

The Plan will be making changes to the investment funds offered to Plan Participants, including conversion of the Air Products Company Stock Fund to a real-time traded stock fund.

Impact on Affected Plan Rights

While the investment fund changes are being implemented, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts or to obtain a distribution or loan from the Plan, in each case to the extent the activity would involve Plan assets invested in the Air Products Company Stock Fund. This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of the Blackout Period

The blackout period for the Plan will begin at market close on July 18, 2016 and is expected to end on or about July 21, 2016.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306 of the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR of the Securities Exchange Act of 1934. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

•	“Equity securities” are defined broadly to include not only the Company’s common stock, but also stock options and other derivatives.

Exhibit 99.1

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Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

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Among other things, these rules prohibit exercising options granted to you in connection with your employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as deferred or restricted stock or stock units or selling shares to cover withholding taxes upon the vesting of restricted stock or stock units.

Questions or Additional Information

The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. To avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting me by telephone at 610-481-6807, or in writing at afflermt@airproducts.com or 7201 Hamilton Blvd; Allentown, PA 18195.